Exhibit 99.1

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of common shares and preferred shares of CubeSmart and debt securities of CubeSmart, L.P. (the “Operating Partnership”), and the qualification and taxation of CubeSmart as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). This discussion reflects changes to the U.S. federal income tax laws made by legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), which was signed into law on December 22, 2017. The TCJA is a far-reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and it is anticipated that it will require subsequent rulemaking in a number of areas. The long-term impact of the TCJA on us, our investors, our tenants and the real estate industry cannot be reliably predicted at this early stage of the new law’s implementation.

This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. The discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, regulated investment companies, REITs, tax-exempt organizations (except to the limited extent discussed below under “Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “Taxation of Non-U.S. Shareholders”), an entity treated as a U.S, corporation on account of the inversion rules, and other persons subject to special tax rules. This summary deals only with investors who hold common shares or preferred shares of CubeSmart or debt securities of the Operating Partnership as “capital assets” within the meaning of Section 1221 of the Code. This discussion is not intended to be, and should not be construed as, tax advice.

The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed in this summary. Therefore, it is possible that the IRS could challenge the statements in this summary, which do not bind the IRS or the courts, and that a court could agree with the IRS.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of common shares or preferred shares of CubeSmart and debt securities of the Operating Partnership, and of CubeSmart’s election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of CubeSmart

Qualification of CubeSmart as a REIT

CubeSmart elected to be taxed as a REIT under the U.S. federal income tax laws beginning with its short taxable year ended December 31, 2004. CubeSmart believes that, beginning with such short taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and intends to continue to operate in such a manner. However, there can be no assurance that CubeSmart has qualified or will remain qualified as a REIT.

CubeSmart’s continued qualification and taxation as a REIT depend upon its ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that CubeSmart earns from specified sources, the percentage of its assets that falls within specified categories, the diversity of its share ownership, and the percentage of its earnings that CubeSmart distributes. Accordingly, no assurance can be given that the actual results of CubeSmart’s operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of its failure to qualify as a REIT, see “Requirements for Qualification — Failure to Qualify” below.

Pursuant to CubeSmart’s declaration of trust, CubeSmart’s board of trustees has the authority to make any tax elections on its behalf that, in its sole judgment, are in CubeSmart’s best interest. This authority includes the ability to revoke or otherwise terminate CubeSmart’s status as a REIT. CubeSmart’s board of trustees has the authority under its declaration of trust to make these elections without the necessity of obtaining the approval of CubeSmart’s shareholders. In addition, CubeSmart’s board of trustees has the authority to waive any restrictions and limitations contained in its declaration of trust that are intended to preserve CubeSmart’s status as a REIT during any period in which its board of trustees has determined not to pursue or preserve CubeSmart’s status as a REIT.

Taxation of CubeSmart as a REIT

The sections of the Code relating to qualification and operation as a REIT, and the U.S. federal income taxation of a REIT, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

If CubeSmart qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, CubeSmart will be subject to federal tax in the following circumstances:

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CubeSmart is subject to the corporate federal income tax on any taxable income, including net capital gain that it does not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	For tax years beginning before January 1, 2018, CubeSmart may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

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CubeSmart is subject to tax, at the highest corporate rate (35% for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date), on net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that it holds primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

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CubeSmart is subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

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If CubeSmart fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification — Gross Income Tests,” but nonetheless continues to qualify as a REIT because it meets other requirements, CubeSmart will be subject to a 100% tax on: the greater of the amount by which it fails the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect its profitability.

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If CubeSmart fails to distribute during a calendar year at least the sum of: (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then CubeSmart will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed.

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If CubeSmart fails any of the asset tests, as described below under “Requirements for Qualification — Asset Tests,” other than certain de minimis failures, but its failure was due to reasonable cause and not to willful neglect, and it nonetheless maintains its REIT qualification because of specified cure provisions, CubeSmart will pay a tax equal to the greater of $50,000 or 35% (for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date) of the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.

The amount of gain on which CubeSmart will pay tax generally is the lesser of the amount of gain that it recognizes at the time of the sale or disposition, and the amount of gain that it would have recognized if it had sold the asset at the time CubeSmart acquired it.

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If CubeSmart fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.

•	CubeSmart may elect to retain its net long-term capital gain and pay income tax on such gain.

•	CubeSmart will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

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If CubeSmart acquires any asset from a C corporation (a corporation that generally is subject to full corporate-level tax) in a transaction in which the adjusted basis of the assets in CubeSmart’s hands is determined by reference to the adjusted tax basis of the asset in the hands of the C corporation, CubeSmart will pay tax at the highest regular corporate rate then applicable (35% for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date) if it recognizes gain on the sale or disposition of the asset during the 5-year period after it acquires the asset, unless the C corporation elects to treat the assets as if they were sold for their fair market value at the time of CubeSmart’s acquisition.

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CubeSmart may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “Requirements for Qualification - Recordkeeping Requirements.”

•	The earnings of CubeSmart’s lower-tier entities that are subchapter C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

To qualify as a REIT, CubeSmart must elect to be treated as a REIT, and CubeSmart must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) annual distribution requirements.

Organizational Requirements.  A REIT is a corporation, trust or association that meets each of the following requirements:

1) It is managed by one or more trustees or directors;

2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4) It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;

7) It elects to be a REIT, or has made such election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8) It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

9) It meets certain other qualifications, tests described below, regarding the nature of its income and assets and the distribution of its income.

CubeSmart must meet requirements 1 through 4, 8 and 9 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. CubeSmart’s declaration of trust provides for restrictions regarding the ownership and transfer of its shares of beneficial interest that are intended to assist CubeSmart in continuing to satisfy requirements 5 and 6. However, these restrictions may not ensure that CubeSmart will, in all cases, be able to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of its shares of beneficial interest are described in “Description of Our Shares — Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding CubeSmart’s shares in proportion to their actuarial interests in the trust for purposes of requirement 6. CubeSmart believes it has issued sufficient shares of beneficial interest with enough diversity of ownership to satisfy requirements 5 and 6 set forth above.

To monitor compliance with the share ownership requirements, CubeSmart is required to maintain records regarding the actual ownership of its shares. To do so, CubeSmart must demand written statements each year from the record holders of certain percentages of its shares in which the record holders are to disclose the actual owners of the shares (the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of CubeSmart’s records. Failure by CubeSmart to comply with these record-keeping requirements could subject CubeSmart to monetary penalties. If CubeSmart satisfies these requirements and has no reason to know that requirement 6 is not satisfied, CubeSmart will be deemed to have satisfied such requirement. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that CubeSmart owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as its assets, liabilities, and items of income, deduction, and credit.

Partnership Subsidiaries. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, CubeSmart’s proportionate share of the assets, liabilities and items of income of the Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which CubeSmart acquires an interest, directly or indirectly (“Partnership Subsidiary”), is treated as CubeSmart’s assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, and, effective for taxable years beginning after December 31, 2015, on income imputed to a taxable REIT subsidiary, for services rendered to or on behalf of CubeSmart, the Operating Partnership, any qualified REIT subsidiary, or a Partnership Subsidiary. CubeSmart may engage in activities indirectly through a taxable REIT subsidiary that would jeopardize its REIT status if CubeSmart engaged in the activities directly. For example, a taxable REIT subsidiary of CubeSmart may provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. A taxable REIT subsidiary may also engage in other activities that, if conducted by CubeSmart directly, could result in the receipt of non-qualified income or the ownership of non-qualified assets or the imposition of the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

Gross Income Tests.  CubeSmart must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that CubeSmart derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property (including certain types of mortgage-backed securities);

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for taxable years beginning after December 31, 2015, interest on mortgage loans secured by both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loans;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs (excluding dividends from its taxable REIT subsidiaries);

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gain from the sale of real estate assets (other than gain from property held primarily for sale to customers), except effective for taxable years beginning after December 31, 2015, for gain from a nonqualified publicly offered REIT debt instrument (as defined below);

•	income and gain derived from foreclosure property; and

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income derived from the temporary investment of new capital that is attributable to the issuance of CubeSmart’s shares of beneficial interest or a public offering of its debt with a maturity date of at least five years and that CubeSmart receives during the one-year period beginning on the date on which it receives such new capital.

Second, in general, at least 95% of CubeSmart’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends (including dividends from its taxable REIT subsidiaries), gain from the sale or disposition of stock or securities, or any combination of these.

Gross income from the sale of property that CubeSmart holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. See “Prohibited Transactions.” In addition, certain gains from hedging transactions and certain foreign currency gains will be excluded from both the numerator and the denominator for purposes of one or both of the income tests. See “Hedging Transactions,” and “Foreign Currency Gain.”

Rents from Real Property. Rent that CubeSmart receives from its real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits, and conform with normal business practice.

Second, CubeSmart must not own, actually or constructively, 10% or more of the stock of any corporate tenant or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of its shares is owned, directly or indirectly, by or for any person, CubeSmart is considered as owning the stock owned, directly or indirectly, by or for such person. CubeSmart does not own any stock or any assets or net profits of any tenant directly. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of its shares, no absolute assurance can be given that such transfers or other events of which CubeSmart has no knowledge will not cause CubeSmart to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

Under an exception to the related-party tenant rule described in the preceding paragraph, rent that CubeSmart receives from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which CubeSmart owns directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.”

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of its leases, CubeSmart believes that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, CubeSmart believes that any income attributable to personal property will not jeopardize its ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge CubeSmart’s calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, CubeSmart could fail to satisfy the 75% or 95% gross income test and thus lose its REIT status.

Fourth, CubeSmart cannot furnish or render non-customary services to the tenants of its properties, or manage or operate its properties, other than through an independent contractor who is adequately compensated and from whom CubeSmart does not derive or receive any income. However, CubeSmart need not provide services through an “independent contractor,” but instead may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, CubeSmart may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

Finally, CubeSmart may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide non-customary services to CubeSmart’s tenants without tainting CubeSmart’s rents from the related properties. CubeSmart has not performed, and does not intend to perform, any services other than customary ones for its tenants, other than services provided through independent contractors or taxable REIT subsidiaries.

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts CubeSmart is obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

If a portion of the rent CubeSmart receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of its gross income during the year, CubeSmart would lose its REIT status, unless CubeSmart qualified for certain statutory relief provisions. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) CubeSmart furnishes non-customary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, CubeSmart could lose its REIT status, unless CubeSmart qualified for certain statutory relief provisions, because it would be unable to satisfy either the 75% or 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than four years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the four-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applied, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) (i) for taxable years beginning after December 31, 2015, the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate bases of all of the assets of the REIT at the beginning of the year and (ii) the average annual percentage of such properties sold by the REIT compared to all the REIT’s assets (measured by adjusted tax bases) in the current and two prior years did not exceed 10%, or (5) (i) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all assets of the REIT at the beginning of the year and (ii) the average annual percentage of such properties sold by the REIT compared to all the REIT’s assets (measured by fair market value) in the current and two prior years did not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least four years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (or, for taxable years beginning after December 31, 2015, a taxable REIT subsidiary)  from whom the REIT derives no income.

CubeSmart intends to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objective. CubeSmart cannot assure you, however, that it can comply with the safe-harbor provisions that would prevent the imposition of the 100% tax or that it will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates. CubeSmart may, therefore, form or acquire a taxable REIT subsidiary to hold and dispose of those properties it concludes may not fall within the safe-harbor provisions.

Foreclosure Property. CubeSmart will be subject to tax at the maximum corporate rate (35% for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date) on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business. Income and gain from foreclosure property are qualifying income for the 75% and 95% gross income tests.

Hedging Transactions. From time to time, CubeSmart enters into hedging transactions with respect to its assets or liabilities. CubeSmart’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of its trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). CubeSmart will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. No assurance can be given that its hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests, and will not adversely affect CubeSmart’s ability to satisfy the REIT qualification requirements.

Effective for taxable years beginning after December 31, 2015, if CubeSmart has entered into a hedging transaction described in (1) or (2), and a portion of the hedged indebtedness or property is extinguished or disposed of and, in connection with such extinguishment or disposition, CubeSmart enters into a new clearly identified hedging transaction (a “New Hedge”), income from the applicable hedge and income from the New Hedge (including gain from the disposition of such New Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) debt obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. If CubeSmart fails to satisfy one or both of the gross income tests for any taxable year, CubeSmart nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions will be available if:

•	CubeSmart’s failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of its income is filed with the IRS in accordance with regulations prescribed by the Secretary of the Treasury.

CubeSmart cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of CubeSmart as a REIT,” even if the relief provisions apply, CubeSmart would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which it fails the 75% gross income test, or (2) the excess of 95% of its gross income over the amount of gross income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect its profitability.

Asset Tests. To maintain its qualification as a REIT, CubeSmart also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of CubeSmart’s total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•

effective for taxable years beginning after December 31, 2015:  (i) personal property leased in connection with real property to the extent that the rents from personal property are treated as “rent from real property” for purposes of the 75% income test, and (ii) debt instruments issued by publicly offered REITs;

•

interests in mortgages on real property (including certain mortgage-backed securities) and, for taxable years beginning after December 31, 2015, interests in mortgage loans secured by both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loans;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one year period following its receipt of new capital that CubeSmart raises through equity offerings or public offerings of debt with at least a five year term.

Second, of CubeSmart’s investments not included in the 75% asset class, the value of its interest in any one issuer’s securities may not exceed 5% of the value of its total assets, or the “5% asset test.”

Third, of CubeSmart’s investments not included in the 75% asset class, CubeSmart may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the “10% vote test” and “10% value test,” respectively.

Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of CubeSmart’s assets may be represented by securities of one or more taxable REIT subsidiaries.

Fifth, effective for taxable years beginning after December 31, 2015, not more than 25% of the value of CubeSmart’s total assets may be represented by “nonqualified publicly offered REIT debt instruments.” “Nonqualified publicly offered REIT debt instruments” are debt instruments issued by publicly offered REITs that are not secured by a mortgage on real property.

For purposes of the 5% asset test, the 10% vote test and 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

Any “straight debt” security, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which CubeSmart or any controlled taxable REIT subsidiary hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies: (1) a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by CubeSmart exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and (2) a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•

Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which CubeSmart is a partner to the extent of CubeSmart’s proportionate interest in the debt and equity securities of the partnership.

•

Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “Requirements for Qualification—Gross Income Tests.”

For purposes of the 10% value test, its proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

Failure to Satisfy Asset Tests. CubeSmart will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. If CubeSmart fails to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if:

•	CubeSmart satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. CubeSmart intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If CubeSmart fails to cure any noncompliance with the asset tests within such time period, its status as a REIT would be lost.

In the event that, at the end of any calendar quarter, CubeSmart violates the 5% asset test, the 10% vote test or the 10% value test described above, CubeSmart will not lose its REIT status if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) CubeSmart disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event the failure to meet the asset test is more than de minimis, CubeSmart will not lose its REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) CubeSmart files a description of each asset causing the failure with the IRS, (iii) CubeSmart disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which CubeSmart identifies the failure, and (iv) CubeSmart pays a tax equal to the greater of $50,000 or 35%

(for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date) of the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.

Annual Distribution Requirements. Each taxable year, CubeSmart must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount not less than the sum of

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, and

•	90% of its after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, CubeSmart must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) CubeSmart declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (b) CubeSmart declares the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified day in any such month, and CubeSmart actually pays the dividend before the end of January of the following year. In both instances, these distributions relate to its prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards CubeSmart’s distribution requirement, and to provide a tax deduction to CubeSmart, for taxable years ending on or before December 31, 2014, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among the different classes of shares as set forth in CubeSmart’s organizational documents. For all subsequent taxable years, so long as CubeSmart continues to be a “publicly offered REIT”, the preferential dividend rule will not apply.

To the extent that CubeSmart distributes at least 90%, but less than 100%, of its net taxable income, CubeSmart will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, CubeSmart may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, CubeSmart would elect to have its shareholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. CubeSmart’s shareholders would then increase their adjusted basis in their CubeSmart shares by the difference between the amount included in their long-term capital gains and the tax deemed paid with respect to their shares.

If CubeSmart fails to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for the year,

•	95% of its REIT capital gain income for the year, and

•

any undistributed taxable income from prior periods, CubeSmart will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts CubeSmart actually distributed. In calculating the required distribution for taxable years beginning after December 31, 2015, the amount that CubeSmart is treated as having distributed is not reduced by any amounts not allowable in computing its taxable income for the taxable year and which were no allowable in computing its taxable income for any prior years. If CubeSmart so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.

It is possible that, from time to time, CubeSmart may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, because CubeSmart may deduct capital losses only to the extent of its capital gains, its REIT taxable income may exceed its economic income. Further, it is possible that, from time to time, CubeSmart may be allocated a share of net capital gain from a partnership in which CubeSmart owns an interest attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Although several types of non-cash income are excluded in determining the annual distribution requirement, CubeSmart will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if CubeSmart does not distribute those items on a current basis. As a result of the foregoing, CubeSmart may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, CubeSmart may issue additional common or preferred shares, CubeSmart may borrow or may cause the Operating Partnership to arrange for short-term or possibly long-term borrowing to permit the payment of required distributions, or CubeSmart may pay dividends in the form of taxable in-kind distributions of property, including potentially, its shares.

Under certain circumstances, CubeSmart may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year. CubeSmart may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although CubeSmart may be able to avoid income tax on amounts distributed as deficiency dividends, CubeSmart will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

Failure to Qualify

If CubeSmart were to fail to qualify as a REIT in any taxable year and no relief provision applied, CubeSmart would have the following consequences: CubeSmart would be subject to U.S. federal income tax and, for tax years beginning before January 1, 2018, any applicable alternative minimum tax at regular corporate rates applicable to regular C corporations on its taxable income, determined without reduction for amounts distributed to shareholders. CubeSmart would not be required to make any distributions to shareholders. Unless CubeSmart qualified for relief under specific statutory provisions, it would not be permitted to elect taxation as a REIT for the four taxable years following the year during which CubeSmart ceased to qualify as a REIT.

If CubeSmart fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, CubeSmart could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and CubeSmart pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “Requirements for Qualification — Gross Income Tests” and “Requirements for Qualification — Asset Tests.” It is not possible to state whether in all circumstances CubeSmart would be entitled to such statutory relief.

State and Local Taxes

We may be subject to taxation by various states and localities, including those in which we transact business or own property. The state and local tax treatment in such jurisdictions may differ from the U.S. federal income tax treatment described above.

Tax Aspects of Investments in the Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to CubeSmart’s direct or indirect investment in its Operating Partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for U.S. federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. CubeSmart is required to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses but only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation.

An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated domestic entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. We intend that each Partnership will be classified as a partnership for U.S. federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. CubeSmart believes that each Partnership should qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for U.S. federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, CubeSmart may not be able to qualify as a REIT, unless it qualifies for certain relief provisions. See “Requirements for Qualification — Gross Income Tests” and “Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case CubeSmart might incur tax liability without any related cash distribution. See “Requirements for Qualification — Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes, except that, for tax years beginning after December 31, 2017, a partnership is liable for paying tax assessed pursuant to an audit adjustment unless the partnership elects to pass-through such audit adjustments to its partners.

CubeSmart will therefore take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnerships ending with or within CubeSmart’s taxable year, even if CubeSmart receives no distribution from the Partnerships for that year or a distribution less than CubeSmart’s share of taxable income. Similarly, even if CubeSmart receives a distribution, CubeSmart may not be taxed on such distribution if the distribution does not exceed its adjusted tax basis in its interest in the distributing Partnership.

Among the deductions that would flow to Cubesmart are the interest deductions of the Operating Partnership and its subsidiary Partnerships.  The TCJA limits a taxpayer’s net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the new deduction for qualified business income, NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level.

The TCJA allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements described below. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships). The interest deduction limit applies to taxable years beginning after December 31, 2017.

For taxpayers that do not use the TCJA’s real property trade or business exception to the business interest deduction limits, the TCJA maintains the current 39-year and 27.5-year straight line recovery periods for nonresidential real property and residential rental property, respectively, and provides that tenant improvements for such taxpayers are subject to a general 15-year recovery period. Also, the TCJA temporarily allows 100% expensing of certain new or used tangible property through 2022, phasing out at 20% for each following year (with an election available for 50% expensing of such property if placed in service during the first taxable year ending after September 27, 2017). The changes apply, generally, to property acquired after September 27, 2017 and placed in service after September 27, 2017.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that each of a contributing partner or the partners at the time of a book revaluation, as applicable, are charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we, as general partner, select a different method, the Operating Partnership will use the traditional method for allocating items with respect to which there is a book-tax difference. Depending upon the method chosen, (1) CubeSmart’s tax depreciation deductions attributable to those properties may be lower than they would have been if the partnership had acquired those properties for cash and (2) in the event of a sale of such properties, CubeSmart could be allocated gain in excess of its corresponding economic or book gain. These allocations may cause CubeSmart to recognize taxable income in excess of cash proceeds received by us, which might adversely affect CubeSmart’s ability to comply with the REIT distribution requirements or result in CubeSmart’s shareholders recognizing additional dividend income without an increase in distributions.

Depreciation.  Some assets in our Partnerships include appreciated property contributed by its partners. Assets contributed to a Partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, the Partnership’s depreciation deductions for such contributed real property are based on the historic tax depreciation schedules for the properties prior to their contribution to the Operating Partnership.

Basis in Partnership Interest. CubeSmart’s adjusted tax basis in any partnership interest it owns generally will be:

•	the amount of cash and the basis of any other property it contributes to the partnership;

•	increased by its allocable share of the partnership’s income (including tax-exempt income) and its allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by its allocable share of the partnership’s loss (excluding any non-deductible items), the amount of cash and the basis of property distributed to CubeSmart, and constructive distributions resulting from a reduction in its share of indebtedness of the partnership.

Loss allocated to CubeSmart in excess of its basis in a partnership interest will not be taken into account until CubeSmart again has basis sufficient to absorb the loss. A reduction of CubeSmart’s share of partnership indebtedness will be treated as a constructive cash distribution to CubeSmart, and will reduce its adjusted tax basis in the partnership. Distributions, including constructive distributions, in excess of the basis of CubeSmart’s partnership interest will constitute taxable income to CubeSmart. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property that is a capital asset held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

CubeSmart’s share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on CubeSmart’s ability to satisfy the gross income tests for REIT status. See “Requirements for Qualification — Gross Income Tests.” CubeSmart does not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of CubeSmart’s, or the Partnership’s, trade or business.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

The term “U.S. shareholder” means a holder of CubeSmart common shares or preferred shares that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds CubeSmart common shares or preferred shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding CubeSmart common shares or preferred shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of CubeSmart common shares or preferred shares by the partnership.

Taxation of U.S. Shareholders on Distributions. As long as CubeSmart qualifies as a REIT, a taxable U.S. shareholder will be required to take into account as ordinary income distributions made out of CubeSmart’s current or accumulated earnings and profits that CubeSmart does not designate as capital gain dividends or retained long-term capital gain. However, for taxable years prior to 2026, generally individual shareholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations.

Dividends paid to a U.S. shareholder generally will not qualify for the preferential tax rate for “qualified dividend income” (currently, a 20% maximum rate,  also see the discussion below “Taxation of Shareholders—Tax Rates Applicable to Individual Shareholders under the TCJA”). Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because a REIT is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its shareholders, CubeSmart’s dividends generally will not be eligible for the preferential tax rate on qualified dividend income. As a result, CubeSmart’s ordinary REIT dividends will be taxed at the higher rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6% for tax years beginning on or before December 31, 2017 and 37% for tax years beginning after that date (but see the discussion below “Taxation of Shareholders—Tax Rates Applicable to Individual Shareholders under the TCJA” regarding the sunset of the 37% rate). However, the preferential tax rate for qualified dividend income will apply to CubeSmart’s ordinary REIT dividends, if any, that are (i) attributable to dividends received by CubeSmart from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) attributable to income upon which CubeSmart has paid corporate income tax (e.g., to the extent that CubeSmart distributes less than 100% of CubeSmart’s taxable income). In general, to qualify for the preferential tax rate on qualified dividend income, a U.S. shareholder must hold CubeSmart common shares or preferred shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the common shares or preferred shares become ex-dividend.

With respect to common shares, CubeSmart may distribute taxable dividends that are payable partly in cash and partly in CubeSmart common shares. Taxable U.S. shareholders receiving such dividends will be required to include the full amount of the dividends as ordinary income to the extent of CubeSmart’s current and accumulated earnings and profits. However, for taxable years prior to 2026, generally individual shareholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations.

Any distribution CubeSmart declares in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by CubeSmart and received by the U.S. shareholder on December 31 of the year, provided CubeSmart actually pays the distribution during January of the following calendar year.

Distributions to a U.S. shareholder which CubeSmart designates as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares or preferred shares. In general, U.S. shareholders will be taxable on long term capital gains at a current maximum rate of 20% (see the discussion below “Taxation of Shareholders—Tax Rates Applicable to Individual Shareholders under the TCJA”), maximum rate of 20%, except that the portion of such gain that is attributable to depreciation recapture will be taxable at the maximum rate of 25%.  A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Effective for distributions paid or treated as being paid in taxable years beginning after December 31, 2015, the aggregate amount of dividends that CubeSmart may designate as “capital gain dividends” or “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by CubeSmart with respect to such taxable year, including dividends that are paid in the following taxable year and treated as having been paid with respect to such taxable year by being (1) declared before CubeSmart timely files its tax return for such taxable year and (2) paid with or before the first regular dividend payment after such declaration.

CubeSmart may elect to retain and pay income tax on the net long-term capital gain that CubeSmart receives in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of CubeSmart’s undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax CubeSmart paid. The U.S. shareholder would increase the basis in its common shares or preferred shares by the amount of its proportionate share of CubeSmart’s undistributed long-term capital gain, minus its share of the tax CubeSmart paid.

A U.S. shareholder will not incur tax on a distribution in excess of CubeSmart’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares or preferred shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both CubeSmart’s current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term capital gain if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder.

Shareholders may not include in their individual income tax returns any of CubeSmart’s net operating losses or capital losses. Instead, these losses are generally carried over by CubeSmart for potential offset against CubeSmart’s future income (subject to certain limitation for net operating losses arising in tax years beginning after December 31, 2017). Taxable distributions from CubeSmart and gain from the disposition of common shares or preferred shares will not be treated as passive activity income; and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from CubeSmart and gain from the disposition of common shares or preferred shares generally will be treated as investment income for purposes of the investment interest limitations. Net capital gain from the disposition of our stock or capital gain dividends generally will be excluded from investment income unless the shareholder elects to have the gain taxed at ordinary income rates. CubeSmart will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common and Preferred Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of CubeSmart’s common or preferred shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common or preferred shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any actual or deemed distributions from CubeSmart that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common or preferred shares may be disallowed if the U.S. shareholder purchases other common shares or preferred shares within 30 days before or after the disposition.

If a U.S. shareholder recognizes a loss upon a subsequent disposition of CubeSmart shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of CubeSmart shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that CubeSmart and other participants in transactions involving CubeSmart (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6% for tax years beginning on or before December 31, 2017 and 37% for tax years beginning after that date (but see the discussion below “Taxation of Shareholders—Tax Rates Applicable to Individual Shareholders under the TCJA”

regarding the sunset of the 37% rate). The maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates is currently 20%. For additional information, see the discussion below “Taxation of Shareholders—Tax Rates Applicable to Individual Shareholders under the TCJA” The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). CubeSmart generally may designate whether a distribution CubeSmart designates as capital gain dividends (and any retained capital gain that CubeSmart is deemed to distribute) is taxable to non-corporate shareholders at the current20% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Redemption of Preferred Shares

Whenever we redeem any preferred shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred shares to a U.S. shareholder of such preferred shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a U.S. shareholder of our preferred shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder’s adjusted tax basis in the preferred shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, or (ii) is “not essentially equivalent to a dividend” with respect to the holder of the preferred shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the preferred shares being redeemed, but also such holder’s ownership of other classes and series of our shares and any options (including stock purchase rights) to acquire any of the foregoing. The U.S. shareholder of our preferred shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the U.S. shareholder of preferred shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a U.S. shareholder of our preferred shares intending to rely on any of the tests in this or the preceding paragraph at the time of redemption should consult its tax advisor to determine their application to its particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred shares will be treated as a distribution on our shares as described under “Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Taxation of U.S. Shareholders on Distributions.” If the redemption of a holder’s preferred shares is taxed as a dividend, the adjusted basis of such holder’s redeemed preferred shares will be transferred to any other shares held by the holder.

If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of our preferred shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the preferred shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized.

Conversion of Our Preferred Shares into Common Shares.

Except as provided below, a U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our common shares. Except as provided below, a U.S. shareholder’s basis and holding period in the common shares received upon conversion generally will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described above in “Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Taxation of U.S. Shareholders on Distributions.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the preferred shares for more than one year. See “— Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Taxation of U.S. Shareholders on the Disposition of Common and Preferred Shares.” U.S. shareholders should consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred shares for cash or other property.

Tax Rates Applicable to Individual Shareholders under the TCJA

Long-term capital gains (i.e., capital gains with respect to assets held for more than one year) and “qualified dividends” received by an individual generally are subject to federal income tax at a maximum rate of 20%. Short-term capital gains (i.e., capital gains with respect to assets held for one year or less) generally are subject to federal income tax at ordinary income rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends generally are not eligible for the 20% maximum tax rate on qualified dividends. Instead, our ordinary dividends generally are taxed at the higher tax rates applicable to ordinary income, the maximum rate of which is 37% for tax years beginning after December 31, 2017 (the rate was 39.6% for tax years beginning before that date) and before January 1, 2026. However, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. The 20% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

•	your long-term capital gains, if any, recognized on the disposition of our shares;
•

our distributions designated as long‑term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions are subject to a 25% tax rate to such extent);

•	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and
•	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Medicare Tax on Investment Income

Certain U.S. shareholders and U.S. Holders (as defined below) who are individuals, estates or trusts and whose income exceeds certain thresholds may be required to pay a 3.8% Medicare tax on “net investment income” which includes, among other things, dividends on shares, interest on debt securities and capital gains from the sale or other disposition of shares or debt securities, subject to certain exceptions. Prospective investors should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares, preferred shares or debt securities.

Information Reporting Requirements and Backup Withholding.

CubeSmart will report to its shareholders and to the IRS the amount of distributions CubeSmart pays during each calendar year and the amount of tax it withholds, if any. A shareholder may be subject to backup withholding at a rate of up to 28% (for tax years beginning on or before December 31, 2017 and 24% for tax years beginning after that date) with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide CubeSmart with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, CubeSmart may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to CubeSmart. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts CubeSmart distributes to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares or preferred shares with debt, a portion of the income it received from CubeSmart would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from CubeSmart as unrelated business taxable income.

In certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of CubeSmart’s shares of beneficial interest (by value) must treat a percentage of the dividends it receives from CubeSmart as unrelated business taxable income. Such percentage is equal to the gross income CubeSmart derives from an unrelated trade or business, determined as if CubeSmart were a pension trust, divided by its total gross income for the year in which it pays the dividends. This rule applies to a pension trust holding more than 10% of CubeSmart shares only if:

•	the percentage of CubeSmart’s dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

CubeSmart is a “pension-held REIT,” that is, CubeSmart qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of CubeSmart’s shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding CubeSmart’s shares in proportion to their actuarial interests in the pension trust; and

•

either: (i) one pension trust owns more than 25% of the value of CubeSmart’s shares of beneficial interest; or (ii) one or more pension trusts each individually holding more than 10% of the value of CubeSmart’s shares of beneficial interest collectively owns more than 50% of the value of CubeSmart’s shares of beneficial interest.

Certain restrictions on ownership and transfer of CubeSmart’s shares should generally prevent a tax-exempt entity from owning more than 10% of the value of its shares, or CubeSmart from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of CubeSmart shares.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of CubeSmart common shares or preferred shares that is not a U.S. shareholder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on ownership of common shares or preferred shares, including any reporting requirements.

Taxation of Distributions.  A non-U.S. shareholder that receives a distribution which is not attributable to gain from CubeSmart’s sale or exchange of a “United States real property interest” (“USRPI”) (discussed below) and that CubeSmart does not designate a capital gain dividend or retained capital gain will be treated as receiving dividends to the extent that CubeSmart pays such distribution out of CubeSmart’s current or accumulated earnings and profits.

A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax with respect to that distribution. CubeSmart plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI (or other applicable form) with CubeSmart claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of CubeSmart’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares or preferred shares. Instead, the excess portion of the distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both CubeSmart’s current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares or preferred shares, as described below. Because CubeSmart generally cannot determine at the time CubeSmart makes a distribution whether the distribution will exceed CubeSmart’s current and accumulated earnings and profits, CubeSmart normally will withhold tax on the entire amount of any distribution at the same rate as CubeSmart would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts CubeSmart withholds if CubeSmart later determines that a distribution in fact exceeded CubeSmart’s current and accumulated earnings and profits.

CubeSmart may be required to withhold 15%  (increased from 10% effective February 17, 2016) of any distribution that exceeds CubeSmart’s current and accumulated earnings and profits. Consequently, although CubeSmart intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent CubeSmart does not do so, CubeSmart may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which CubeSmart qualifies as a REIT, except as discussed below (in “Taxation of Non-U.S. Shareholders—Taxation of Disposition of Shares”) with respect to certain holders owning 10% or less of regularly traded classes of shares, a non-U.S. shareholder will incur tax on distributions attributable to gain from CubeSmart’s sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” A USRPI includes certain interests in real property and shares in United States corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. CubeSmart must withhold 35% of any distribution that CubeSmart could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount CubeSmart withholds.

Effective December 18, 2015, our shares will not be treated as a USRPI when held, directly or indirectly, by a qualified shareholder and, therefore, FIRPTA will not apply to such shares.  However, certain investors in a qualified shareholder that owns more than 10% of our shares (directly or indirectly) that are not themselves qualified shareholders may be subject to FIRPTA withholding.  A “qualified shareholder” is a foreign entity that (1)(i) is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and the principal class of interests of which is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or (ii) is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units which is regularly traded on the New York Stock Exchange or Nasdaq Stock Market and the value of such class of limited partnership units is greater than 50% of the value of all of the partnership units of the foreign partnership, (2) is a qualified collective investment vehicle, and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, holds directly 5% or more of the class of interests described in (1)(i) or (ii).  A “qualified collective investment vehicle” is a foreign person that (x) under the comprehensive income tax treaty described in (1)(i) or (ii) would be eligible for a reduced rate of withholding with respect to dividends paid by a REIT even if such person owned more than 10% of the REIT, (y) is a publicly traded partnership that is a withholding foreign partnership, and would be treated as a United States real property holding corporation if it were a United States corporation, or (z) which is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either (1) fiscally transparent or (2) required to include dividends in its gross income, but is entitled to a deduction for distributions to its equity investors.  Additionally, effective December 18, 2015, qualified foreign pension funds will not be subject to FIRPTA withholding.  The rules concerning qualified shareholders and qualified foreign pension funds are complex and investors who believe they may be qualified shareholders or qualified foreign pension funds should consult with their own tax advisors to find out if these rules are applicable to them.

However, distributions attributable to gain from sales or exchanges by CubeSmart of USRPIs are treated as ordinary dividends (not subject to the 35% withholding tax under FIRPTA) if the distribution is made to a non-U.S. shareholder with respect to any class of shares which is “regularly traded” on an established securities market located in the United States and if the non-U.S. shareholder did not own more than 5% of such class of shares at any time during the taxable year.  Such distributions will generally be subject to a 30% U.S. withholding tax (subject to reduction under applicable treaty) but a non-U.S. shareholder will not be required to report the distribution on a U.S. tax return.  In addition, the branch profits tax will not apply to such distributions.

Taxation of Disposition of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares or preferred shares as long as CubeSmart is a “domestically-controlled REIT,” which means that at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of all outstanding CubeSmart shares.

CubeSmart cannot assure you that this test will be met. Further, even if CubeSmart is a domestically controlled REIT, pursuant to “wash sale” rules under FIRPTA, a non-U.S. shareholder may incur tax under FIRPTA. The “wash sale” rule applies to the extent such non-U.S. shareholder disposes of CubeSmart shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire CubeSmart common shares or preferred shares within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

In addition, a non-U.S. shareholder that owns, actually or constructively, 10% or less of the outstanding common shares or preferred shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of such common shares or preferred shares if such shares are “regularly traded” on an established securities market. Because CubeSmart’s common shares and preferred shares are “regularly traded” on an established securities market, CubeSmart expects that a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of common shares or preferred shares unless it owns or has owned more than 10% of such common shares or preferred shares at any time during the five year period to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders, subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Redemptions of Our Preferred Shares. Whenever we redeem any preferred shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred shares to a non-U.S. shareholder of such preferred shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a non-U.S. shareholder of our preferred shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder’s adjusted tax basis in the preferred shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, or (ii) is “not essentially equivalent to a dividend” with respect to the holder of the preferred shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the preferred shares being redeemed, but also such holder’s ownership of other classes and series of our shares and any options (including stock purchase rights) to acquire any of the foregoing. The non-U.S. shareholder of our preferred shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the non-U.S. shareholder of preferred shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a non-U.S. shareholder of our preferred shares intending to rely on any of the tests in this or the preceding paragraph at the time of redemption should consult its tax advisor to determine their application to its particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred shares will be treated as a distribution on our shares as described under “Taxation of Shareholders — Taxation of Non-U.S. Shareholders — Taxation of Distributions.”

If the redemption of a holder’s preferred shares is taxed as a dividend, the adjusted basis of such holder’s redeemed preferred shares will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of our preferred shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the preferred shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized.

Conversion of Our Preferred Shares into Common Shares. Except as provided below, a non-U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our common shares, provided our preferred shares do not constitute a USRPI. Even if our preferred shares do constitute a USRPI, provided our common shares also constitute a USRPI, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of our preferred shares into our common shares provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. shareholder’s basis and holding period in the common shares received upon conversion will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described under “— Taxation of Shareholders — Taxation of Non-U.S. Shareholders — Taxation of Distributions.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share as described under “— Taxation of Shareholders — Taxation of Non-U.S. Shareholders — Taxation of Disposition of Shares.” Non-U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred shares for cash or other property.

Information Reporting and Backup Withholding Applicable to non-U.S. Shareholders

CubeSmart must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on a properly completed IRS Form W-8 BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either CubeSmart or its paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements under “FATCA”

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends to a non-U.S. shareholder will be subject to 30% withholding tax if the non-U.S. shareholder fails to provide the withholding agent with documentation sufficient to show that it is compliant with the FATCA or otherwise exempt from withholding under FATCA. Generally, such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  If a dividend payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Starting in 2019, the gross proceeds from certain capital gain dividends or the disposition of our common stock may also be subject to FATCA withholding absent proof of FATCA compliance prior to January 1, 2019.  Non-U.S. shareholders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to CubeSmart and its shareholders may be enacted. Changes to the federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in CubeSmart shares.

Taxation of Holders of Debt Securities

This section describes the material U.S. federal income tax consequences of owning the debt securities that the Operating Partnership may offer. This summary is for general information only and is not tax advice. The tax consequences of owning any particular issue of debt securities will be discussed in the applicable prospectus.

As used herein, a “U.S. Holder” means a beneficial owner of debt securities of the Operating Partnership, who is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, or any of its states, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding debt securities of the Operating Partnership, you should consult your tax advisor regarding the consequences of the ownership and disposition of debt securities by the partnership.

Pursuant to the TCJA, for taxable years beginning after December 31, 2017 (and for taxable years beginning after December 31, 2018 for instruments issued with original issue discount (“OID”)),an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. To the extent this rule is inconsistent with the rules described in the subsequent discussion, this rule supersedes such discussion. Thus, this rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the debt securities prior to the time such income would be recognized pursuant to the rules described in the subsequent discussion. Investors in the debt securities should consult their tax advisors regarding the potential applicability of these rules to their investment in the debt securities.  It is currently not clear how this rule would apply to debt instruments with OID and market discount.

Taxation of Taxable U.S. Holders

Interest. The stated interest on debt securities generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount. If you own debt securities issued with OID, you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus relating to those debt securities.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus and should consult your own tax advisor with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the prospectus relating to those debt securities, and should consult your own tax advisor regarding the U.S. federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS. You should consult with your own tax advisor about this election.

Market Discount. If you purchase debt securities, other than OID debt securities, after original issuance for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the debt securities as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt securities at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium and Amortizable Bond Premium. If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase debt securities (including OID debt securities) for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, you will be considered to have purchased those debt securities at a “premium” and, if they are OID debt securities, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under your regular accounting method.

In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities. A U.S. Holder of debt securities will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of such debt securities in an amount equal to the difference between:

•

the amount of cash and the fair market value of other property received in exchange for such debt securities, other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income; and

•	the U.S. Holder’s adjusted tax basis in such debt securities.

A U.S. Holder’s adjusted tax basis in a debt security generally will equal the cost of the debt security to such holder (A) increased by the amount of OID or accrued market discount (if any) previously included in income by such holder and (B) decreased by the amount of (1) any payments other than qualified stated interest payments and (2) any amortizable bond premium taken by the holder.

Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the debt security has been held by the U.S. Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of U.S. federal income taxation (currently, a 20% maximum federal rate, also see the discussion above in “Taxation of Shareholders—Tax Rates Applicable to Individual Shareholders under the TCJA” for a more detailed discussion on tax rates for individuals)). The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder recognizes a loss upon a subsequent disposition of debt securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of debt securities, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax on Investment Income

Certain U.S. Shareholders and U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds may be required to pay a 3.8% Medicare tax on “net investment income” which includes, among other things, dividends on shares, interest on debt securities and capital gains from the sale or other disposition of shares or debt securities, subject to certain exceptions. Prospective investors should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares, preferred shares or debt securities.

Taxation of Tax-Exempt Holders of Debt Securities

Assuming the debt security is debt for tax purposes, interest income accrued on the debt security should not constitute unrelated business taxable income to a tax-exempt holder. As a result, a tax-exempt holder generally should not be subject to U.S. federal income tax on the interest income accruing on debt securities of the Operating Partnership. Similarly, any gain recognized by the tax-exempt holder in connection with a sale of the debt security generally should not be unrelated business taxable income. However, if a tax-exempt holder were to finance its acquisition of the debt security with debt, a portion of the interest income and gain attributable to the debt security would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Tax-exempt holders should consult their own counsel to determine the potential tax consequences of an investment in debt securities of the Operating Partnership.

Taxation of Non-U.S. Holders of Debt Securities

The term “non-U.S. Holder” means a holder of debt securities of the Operating Partnership that is not a U.S. Holder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of non-U.S. Holders are complex. This section is only a summary of such rules. We urge non-U.S. Holders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on ownership of debt securities, including any reporting requirements.

Interest. Interest (including OID) paid to a non-U.S. Holder of debt securities will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	interest paid on debt securities is not effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership;

•	the non-U.S. Holder is not

•	a controlled foreign corporation with respect to which the Operating Partnership is a “related person” within the meaning of Section 864(d) of the Code; or

•	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the beneficial owner of debt securities provides a certification, which is generally made on an IRS Form W-8BEN of W-8BEN-E or other applicable form or a suitable substitute form and signed under penalties of perjury, that it is not a United States person.

A payment of interest (including OID) to a non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest (including OID) if such payments are effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-U.S. Holder. In some circumstances, such effectively connected income received by a non-U.S. Holder which is a corporation may be subject to an additional “branch profits tax” at a 30% base rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E or IRS Form W-8ECI or other applicable form, or a suitable substitute form, as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the non-U.S. Holder.

Non-U.S. Holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale or Retirement of Debt Securities. A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or redemption of debt securities unless:

•

the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

Except to the extent that an applicable tax treaty provides otherwise, a non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale, exchange or redemption of debt securities if such gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-U.S. Holder. In certain circumstances, a non-U.S. Holder that is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest exemption” described above, without regard to the certification requirement.

Information Reporting and Backup Withholding Applicable to Holders of Debt Securities

U.S. Holders

Certain U.S. Holders may be subject to information reporting requirements on payments of principal and interest (including OID) on debt securities and payments of the proceeds of the sale, exchange, or redemption of debt securities, and backup withholding, currently imposed at a rate of 28% (for tax years beginning on or before December 31, 2017 and 24% for tax years beginning after that date), may apply to such payment if the U.S. Holder:

•	fails to furnish an accurate taxpayer identification number, or TIN, to the payor in the manner required;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

Non-U.S. Holders

A non-U.S. Holder is generally not subject to backup withholding with respect to payments of interest (including OID) on debt securities if it certifies as to its status as a non-U.S. Holder under penalties of perjury or if it otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Information reporting requirements, however, will apply to payments of interest (including OID) to non-U.S. Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

The payment of the proceeds from the disposition of debt securities to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of debt securities to or through a non-United States office of a non-United States broker that is not a “United States related person” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

•	a controlled foreign corporation for U.S. federal income tax purposes;

•

a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•

a foreign partnership that at any time during the partnership’s taxable year is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of debt securities to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person, absent actual knowledge that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Holders of debt securities are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA Withholding

Payments of interest to a non-U.S. holder will be subject to a 30% withholding tax if the non-U.S. holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If interest is subject to the 30% tax under FATCA, it will not be subject to the 30% tax described above under “Taxation of Non-U.S. Shareholders” and “Taxation of Non-U.S. Holders of Debt Securities.”  Effective on January 1, 2019, payments of the gross proceeds may also be subject to FATCA withholding absent proof of FATCA compliance. Prospective investors should consult their tax advisors regarding the possible implications of this legislation on their investment in common shares or preferred shares of CubeSmart or debt securities of the Operating Partnership.